Exhibit 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Cathy Mattison
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: cmattison@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2011 THIRD QUARTER RESULTS
- Reports Revenue Growth of 8% -

Salt Lake City, Utah, March 22, 2011: Schiff Nutrition International, Inc., (NYSE: WNI), today announced results for the fiscal 2011 third quarter and nine months ended February 28, 2011.

Tarang Amin, who was appointed president and chief executive officer on March 7th, stated, “For the third quarter of fiscal 2011 we delivered eight percent revenue growth over the same quarter of fiscal 2010.  Top-line growth was driven by an increase in private label sales volume and complemented by an increase in branded sales, most notably our MegaRed® krill oil product.  While a higher mix of private label sales and CEO transition costs impacted margins, we were pleased with our bottom line.”

Financial Results
For the third quarter of fiscal 2011, Schiff Nutrition’s net sales were $57.7 million, compared to $53.3 million for the same period in fiscal 2010.  For its fiscal 2011 third quarter, Schiff Nutrition reported net income of $4.0 million, or $0.14 per diluted share, compared to $5.7 million, or $0.20 per diluted share, in the third quarter of fiscal 2010. Included in net income for the third quarter of fiscal 2011 are $1.9 million in expenses primarily related to the CEO transition.  For the nine months ended February 28, 2011, Schiff Nutrition’s net sales were $161.8 million, compared to $155.6 million for the same period in fiscal 2010.  For the first nine months of fiscal 2011, Schiff Nutrition reported net income of $9.6 million, or $0.33 per diluted share, compared to $16.0 million, or $0.55 per diluted share, for the same period in fiscal 2010.

Amin continued, "We delivered a strong quarter despite ongoing intense pricing and margin pressures on our private label business and softness in the joint care category.  We continue to see strong growth on MegaRed and our other brands.  According to the U.S. Census Bureau, the number of consumers aged 55 and over is expected to increase by 8.6 percent per year on an annualized basis for the next 10 years.  We intend to take advantage of this favorable demographic shift for health and wellness products by leading innovation, pursuing opportunities to expand channel and geographic presence, as well as introducing new branded products.  Overall, I am very optimistic about our long-term prospects and am committed to driving operational excellence to build a world-class company."

Conference Call Information
Schiff Nutrition International will hold a conference call today, March 22 at 11 a.m. ET.  The U.S. domestic access number is 800-295-4740.  International participants should dial 617-614-3925.  The participant pass code is 36146478.  Please call in approximately ten minutes in advance.  The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press_conference_calls.asp, and the webcast will be available through April 18, 2011.  A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, and entering access code 65651029.  The telephone replay will be available through March 29, 2011.

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world.  Schiff’s portfolio of well-known brands includes Move Free®, Schiff® Vitamins, MegaRed®, Mega-D3™ Tiger's Milk® and Fi-Bar®.  To learn more about Schiff, please visit the web site www.schiffnutrition.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections.  These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and therefore, actual results may differ materially.  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof.  Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause actual results of Schiff Nutrition to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to:  dependence on sales of our Move Free product and the joint care category, dependence on individual customers, adverse publicity or consumer perception regarding our nutritional supplements and/or their ingredients, similar products distributed by other companies or the nutritional supplement industry generally, the impact of competitive products and pricing pressure (including expansion of private label products), the inability to successfully bid on new and existing private label business, the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from third-party suppliers outside the United States, including China), claims that our products infringe the intellectual property rights of others, the inability to enforce or protect our intellectual property rights and proprietary techniques against infringement, the inability to successfully launch and maintain sales (especially in the joint care and omega-3 categories) outside of the United States while maintaining the integrity of the products sold and complying with local regulations, the inability to appropriately respond to changing consumer preferences and demand for new products, the inability to gain or maintain market distribution for new products or product enhancements, litigation and government or administrative regulatory action in the United States and internationally, including FDA enforcement and product liability claims, the inability or increased cost to obtain sufficient levels of product liability and general insurance, the inability to comply with existing or new regulations, both in the United States and abroad, and adverse actions regarding product formulation, claims or advertising, product recalls or a significant amount of product returns, dependence on a single manufacturing facility and potential disruptions of our manufacturing operations, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction, the inability to maintain or attract key personnel, interruptions to our information technology systems, control by our principal stockholders, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov). These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2011	2010	2011	2010

Net sales	$57,735	$53,318	$161,776	$155,637
Cost of goods sold	36,863	31,137	100,394	90,059

Gross profit	20,872	22,181	61,382	65,578
Operating expenses:
Selling and marketing	7,906	8,436	26,241	23,896
Other operating expenses	6,613	5,261	19,867	16,702
Total operating expenses	14,519	13,697	46,108	40,598

Income from operations	6,353	8,484	15,274	24,980
Other expense, net	121	72	199	117

Income before income taxes	6,232	8,412	15,075	24,863
Income tax expense	2,187	2,679	5,505	8,856

Net income	$4,045	$5,733	$9,570	$16,007

Weighted average common shares outstanding - diluted	29,388	29,044	29,178	28,871

Net income per share - diluted	$0.14	$0.20	$0.33	$0.55

— More —

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	February 28,	May 31,
	2011	2010
	(unaudited)

Cash and cash equivalents	$31,927	$31,768
Available-for-sale securities	6,051	13,641
Receivables, net	23,374	19,732
Inventories	38,340	35,081
Other current assets	4,796	3,862

Total current assets	104,488	104,084

Property and equipment, net	14,258	13,882

Other assets, net	6,351	12,014

Total assets	$125,097	$129,980

Current liabilities	$30,054	$24,667

Long-term liabilities	2,545	4,865

Stockholders’ equity	92,498	100,448

Total liabilities & stockholders’ equity	$125,097	$129,980

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